Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Registration Statement Nos. 333-217480, 333-236121, 333-255485, 333-272176 and 333-279887 on Form S-8, Registration Statement Nos. 333-233567, 333-266604 and 333-268847 on Form S-3 and Registration Statement No. 333-264235 on Form S-1 of our auditor’s report dated December 13, 2024 with respect to the consolidated financial statements of Edesa Biotech, Inc. as at September 30, 2024 and 2023 and for each of the years in the two year period ended September 30, 2024, as included in the Annual Report on Form 10-K of Edesa Biotech, Inc. for the year ended September 30, 2024 as filed with the United States Securities and Exchange Commission.

/s/ MNP LLP

Chartered Professional Accountants

Licensed Public Accountants

Toronto, Canada

December 13, 2024